UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 27, 2006



                            W-H ENERGY SERVICES, INC.
             (Exact name of registrant as specified in its charter)


           Texas                     001-31346               76-0281502
(State or other jurisdiction  (Commission File Number)     (I.R.S. Employer
      of incorporation)                                   Identification No.)


       10370 Richmond Avenue, Suite 990                                 77042
                  Houston, TX
   (Address of principal executive offices)                        (Zip code)


       Registrant's telephone number, including area code: (713) 974-9071

                                       N/A
          (Former name or former address, if changed since last report)


Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

  |_| Written communication pursuant to Rule 425 under the Securities Act
      (17 CFR 230.425)
  |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
      (17 CFR 240.14a-12)
  |_| Pre-commencement communication pursuant to Rule 14b-2(b) under the
      Exchange Act (17 CFR 240.14d-2(b))
  |_| Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

     On October 27, 2006, W-H Energy Services,  Inc. (the "Company") and Kenneth
T. White, Jr., the Company's Chairman, President and Chief Executive Officer, entered into an agreement extending the term of Mr. White's employment agreement with the Company for an additional three-year term ending on September 30, 2009 and making certain amendments to such employment agreement (as so extended and amended, the "Employment Agreement").

     Mr. White's Employment Agreement provides for a minimum annual base salary of $475,000 plus an automobile or automobile allowance, premium payments on a life insurance policy and other benefits which are available to other executive employees of the Company. Mr. White is also entitled to receive incentive compensation up to a maximum of 200% of his annual base salary each year as determined by the Board.

     Mr. White's Employment Agreement provides Mr. White the right, with the consent of the Board of Directors of the Company, to resign from his position as President and Chief Executive Officer of the Company at any time during the term of the Employment Agreement (a "Partial Resignation"). If the Board of Directors accepts Mr. White's request for a Partial Resignation, Mr. White would continue to be an employee of the Company and serve as the Chairman of the Company's Board of Directors for a three year term commencing on the date of such Partial Resignation. During such term, Mr. White would receive a minimum annual base salary of $500,000, subject to review and possible increases by the Compensation Committee, but would not be entitled to receive any incentive compensation.

     If Mr. White's employment is terminated by the Company without cause, Mr. White is entitled to receive the following "Termination Benefits": (a) a lump sum cash payment equal to 250% (or, if Mr. White has exercised his Partial Resignation right, 125%) of the sum of (i) his annual base salary and (ii) the highest annual incentive compensation payment paid to Mr. White during the three years prior to date of termination; (b) full vesting of all outstanding stock options, restricted awards and other equity-based awards, which will become immediately exercisable; (c) a consulting arrangement with a term of five years from the date of termination for consideration of $25,000 per year; and (d) continuation of health, medical and life insurance coverage provided by the Company for a period of five years from the date of termination. Mr. White also is entitled to receive Termination Benefits if he terminates his employment with cause; if such termination occurs within 180 days after a change in control, as defined in Mr. White's employment agreement; if Mr. White terminates his employment because the Board of Directors has refused to consent to his request for Partial Resignation if such termination occurs within 30 days of such refusal; if Mr. White terminates his employment at any time after September 30, 2009; and at the end of the term of the Employment Agreement. Mr. White has agreed during the term of the Employment Agreement, and for a period of two years after any voluntary termination, not to engage directly or indirectly in, render advice or services to, be employed by, or hold an ownership interest in, any type of business in which the Company or any of its subsidiaries are actively engaged in the states of Texas or Louisiana.

Item 9.01         Financial Statements and Exhibits.
----------------------------------------------------

     Listed below are the financial statements, pro forma financial information and exhibits filed as part of this report:

         (c)    Exhibits

                  Exhibit No.      Description
                  -----------      -----------

                  99.1 Employment Agreement executed as of October 27, 2006 by and between W-H Energy Services, Inc. and Kenneth T. White, Jr.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      W-H ENERGY SERVICES, INC.


Date:  November 2, 2006           By: /s/ Ernesto Bautista, III
                                      ------------------------------------------
                                      Ernesto Bautista, III
                                      Vice President and Chief Financial Officer

                                  EXHIBIT INDEX



Exhibit No.                          Description
-----------                          -----------

99.1 Employment Agreement executed as of October 27, 2006 by and between W-H Energy Services, Inc. and Kenneth T. White, Jr.